Exhibit 99.1

Contact:	Matthew Skelly Vice President, Investor Relations (215) 832-4120 (215) 546-5692 (fax)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS THIRD QUARTER 2010 RESULTS

Philadelphia, PA, November 8, 2010 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the quarter ended September 30, 2010. The Partnership, which at September 30, 2010 owned a 1.9% general partner interest, all of the incentive distribution rights, and 5.8 million common units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had net income attributable to common limited partners of $34.4 million for the third quarter of 2010 compared with a net loss of $3.6 million for the prior year third quarter. The increased earnings were primarily due to the $311.5 million gain on sale of discontinued operations, or $38.6 million net of non-controlling interest in the current period. Please see today’s APL press release regarding its 2010 third quarter earnings for further information regarding its results. On October 18, 2010, the Partnership declared a distribution for the third quarter of 2010 of $0.05 per common limited partner unit, to holders of record on November 8, 2010, and to be paid on November 16, 2010.

“We are pleased to resume the distribution for AHD unit holders in the third quarter of this year at an initial level of $0.05 per common unit. We look forward to continue to yield positive results for the Partnership in the future,” stated Eugene Dubay, Chief Executive Officer of the Partnership.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s third quarter 2010 results on Tuesday, November 9, 2010 at 11:00 am ET by going to the home page of Atlas Pipeline’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 2:00 pm ET on Tuesday, November 9, 2010. To access the replay, dial 1-888-286-8010 and enter conference code 51004679.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL).

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates five active gas processing plants as well as approximately 8,300 miles of active intrastate gas gathering pipeline. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, Inc. (NASDAQ: ATLS) is one of the largest independent natural gas producers in the Appalachian and Michigan Basins, and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy controls and has a substantial economic interest in Atlas Pipeline Partners, L.P. (NYSE: APL) and Atlas Pipeline Holdings, L.P. (NYSE: AHD). For more information, please visit www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We do not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in the Partnership’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Natural gas and liquids	$220,478	$161,365	$641,978	$434,780
Transportation, processing and other fees – third parties	9,810	11,518	29,472	32,025
Transportation, processing and other fees – affiliates	141	384	472	16,881
Other income (loss), net – third parties	(4,310)	2,946	10,551	(13,380)

Total revenue and other income (loss), net	226,119	176,213	682,473	470,306

Costs and expenses:
Natural gas and liquids	178,920	131,503	521,495	368,658
Plant operating	12,552	11,663	36,492	33,065
Transportation and compression	300	134	721	6,256
General and administrative	7,662	9,107	24,225	25,461
Compensation reimbursement – affiliates	375	375	1,125	1,125
Depreciation and amortization	18,566	17,916	55,647	55,567
Interest	28,448	29,300	80,588	77,924

Total costs and expenses	246,823	199,998	720,293	568,056

Equity income in joint venture	1,787	1,430	4,137	2,140
Gain on asset sale	—	(994)	—	108,947

Income (loss) from continuing operations	(18,917)	(23,349)	(33,683)	13,337

Discontinued operations:
Gain on sale of discontinued operations	311,492	—	311,492	51,078
Earnings from discontinued operations	(5,565)	9,215	9,192	30,163

Income from discontinued operations	305,927	9,215	320,684	81,241

Net income (loss)	287,010	(14,134)	287,001	94,578
Income attributable to non-controlling interests	(1,076)	(954)	(3,338)	(2,075)
(Income) loss attributable to non-controlling interest in Atlas Pipeline Partners, L.P.	(251,488)	11,487	(251,721)	(82,201)

Net income (loss) attributable to common limited partners	$34,446	$(3,601)	$31,942	$10,302

Amounts attributable to common limited partners:
Continuing operations	$(3,552)	$(4,843)	$(7,918)	$(1,188)
Discontinued operations	37,998	1,242	39,860	11,490

Net income (loss) attributable to common limited partners	$34,446	$(3,601)	$31,942	$10,302

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations Basic	$(0.13)	$(0.18)	$(0.29)	$(0.04)
Discontinued operations	1.37	0.04	1.44	0.41

	$1.24	$(0.14)	$1.15	$0.37

Diluted:
Continuing operations Basic	$(0.13)	$(0.18)	$(0.29)	$(0.04)
Discontinued operations	1.37	0.04	1.44	0.41

	$1.24	$(0.14)	$1.15	$0.37

Weighted average common limited partner units outstanding:
Basic	27,704	27,659	27,704	27,659

Diluted	27,704	27,659	27,704	27,659

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